Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Great Southern Bancorp, Inc.
Springfield, Missouri

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-156551 and 159840) and Form S-8 (Nos. 33-55832, 333-104930 and 333-106190) of our report dated November 9, 2009, on our audit of the statement of assets acquired and liabilities assumed by Great Southern Bank (a wholly owned subsidiary of Great Southern Bancorp, Inc.) pursuant to the purchase and assumption agreement dated September 4, 2009 and included in this Form 8-K/A.

/s/ BKD, LLP

Springfield, Missouri
November 9, 2009